EXHIBIT 10.3

THIRD LEASE MODIFICATION AND EXTENSION AGREEMENT

     THIS THIRD LEASE MODIFICATION AND EXTENSION AGREEMENT (this “Agreement”) is made and entered into as of the 26th day of January, 2005, by and between AMB PROPERTY, L.P., a Delaware limited partnership (the “Lessor”) and MEDWAVE, INC., a Delaware corporation (the “Lessee”);

WITNESSETH:

     WHEREAS, Lessor; the successor in title to Round Lake LLC, and Lessee are the parties to that certain Office/Warehouse Lease dated April 10, 1997, as amended by that certain Lease Modification and Extension Agreement dated March 29, 2002 and that certain Second Lease Modification and Extension Agreement dated April 12, 2004 (collectively, the “Lease”), wherein Lessor leased to Lessee and Lessee leased from Lessor that certain premises containing approximately 5,964 square feet, commonly known as 4382-84 Round Lake Boulevard, Arden Hills, Minnesota and designated as Bays 5 and 6, which premises is more particularly depicted on the site plan attached hereto as Exhibit A (the “Original Premises”); and

     WHEREAS, in addition to extending the term of the Lease, Lessor desires to lease to Lessee and Lessee desires to lease from Lessor, both the Original Premises and that certain premises adjacent to the Original Premises containing 7,073 square feet designated as Bays 7 and 8 and depicted on attached Exhibit A (the “Expansion Area”).

     NOW, THEREFORE, in consideration of the above and the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties agree as follows:

Extension. The Term of the Lease is hereby extended for a period of three (3) years commencing June 1, 2007 and ending on June 30, 2010 (the “Extended Term”).

Expansion/Improvements.

•	Commencing on February 1, 2005 (the “Expansion Date”), through and including June 30, 2010, Lessor shall lease to Lessee and Lessee shall lease from Lessor both the Original Premises and the Expansion Area for an aggregate square footage of 13,037, and which shall be collectively deemed the “Premises” for all purposes under the Lease. In the event Lessor for any reason is unable to deliver possession of the Expansion Area by February 1, 2005, Lessor shall not be deemed in default under the Lease and the Expansion Date shall be deemed the date that possession of the Expansion Area is delivered to Lessee. As a condition to the achievement of the Expansion Date, prior to the Expansion Date Lessee shall deliver to Lessor (i) copies of insurance certificates covering both the Original Premises and the Expansion Area in accordance with the requirements of Paragraph 16 of the Lease, provided that the insurance limits be increased to reflect not less than $1,000,000 for injury/death to any one person, $3,000,000 for injury/death to more than one person, and $1,000,000 for damage to property, and (ii) an additional security deposit covering the Expansion Area in the amount of $5,039.51 which shall be considered part of the Security Deposit for all purposes under the Lease.

•	Lessor shall provide for the construction of a new demising wall at the west side of the Expansion Area and separately metered utilities during the month of February. Lessor shall guaranty that the HVAC unit(s) in the Expansion Area will be in working order and condition for a period of one (1) year following delivery of the Expansion Area to Lessee, specifically excepting from the, scope of such guaranty any damage caused to the HVAC unit(s) resulting from acts or omissions of Lessee or Lessee’s agents, employees, representatives, contractors or invitees.

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Base Rent, Operating Expenses and Utilities.

•	Paragraph 2 of the Lease is hereby amended to provide that commencing February 1, 2005, Lessee shall be responsible for the payment of Base Rent at the following monthly rates and otherwise pursuant to the terms and conditions of the Lease:

Time Period	Monthly Base Rent
February 1, 2005 - June 30, 2005	$4,159.38
July 1, 2005 - June 30, 2006	$5,510.13
July 1, 2006 - June 30, 2007	$5,620.33
July 1, 2007 -June 30, 2008	$5,732.74
July 1, 2008 - June 30, 2009	$5,847.39
July 1, 2009 - June 30, 2010	$5,964.34

•	Commencing February 1, 2005 and continuing through and including June 30, 2005, (i) Lessee shall be responsible for the payment of Real Estate Taxes and Operating Expenses on both the Original Premises and Bay 1 of the Expansion Area in accordance with the terms and conditions of the Lease, and (ii) Lessee’s proportionate share of Real Estate Taxes and Operating Expenses under the Lease shall equal 12.66%. Until July 1, 2005, Lessee shall continue to be responsible for making all payments of Base Rent, Operating expenses and utilities to Lessor for the Original Premises in accordance with the Lease.

•	Commencing July 1, 2005 and continuing through the end of the term of the Lease, (i) Lessee shall be responsible for the payment of Real Estate Taxes and Operating Expenses on both the Original Premises and the entire Expansion Area in accordance with the terms and conditions of the Lease, and (ii) Lessee’s proportionate share of Real Estate Taxes and Operating Expenses under the Lease shall equal 17.49%.

•	Lessee shall be responsible for the payment of utilities covering the entire Expansion Area commencing February 1, 2005.

Broker. Lessee and Lessor cash represent and warrant to the other that it has dealt with no broker, agent or other person its connection with this transaction other then CB Richard Ellis (the “Broker”) or that no broker, agent or other person other than the Broker brought about this transaction, other than as may be referenced in a separate written agreement executed by such party, and delivered to the other party, and each party agrees to indemnify and hold the other harmless from and against any claims by any other broker, agent or other person other than the Broker claiming a commission or other form of compensation by virtue of having dealt with such party with regard to this leasing transaction. Lessor agrees to pay the leasing commission of the Broker payable in connection with this transaction.

Estoppel/Acknowledgements of Lessee.

•	The Premises (including any improvements thereto) required to be furnished according to the Lease have been duly delivered and accepted by Lessee.

•	Neither Lessor nor Lessee is in default under the Lease and the Lease is in full force and effect and has not been assigned, modified, supplemented, subleased, or amended, except as disclosed in the preambles to this Agreement.

•	The Lease and this Agreement represent the entire agreement between Lessor and Lessee. Lessee has no option, right of first refusal, or other right to renew, extend, lease additional space, or purchase any part of the Premises.

•	Lessee has no defenses or offsets against the enforcement of this Lease by Lessor or other claims against Lessor.

•	There are no concessions or abatements of rent that affect any rent accruing now or later; no rent accruing now or latter under the Lease has been paid in advance.

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•	Lessee hereby acknowledges and agrees that Lessor has complied with and/or Lessee waives compliance with all of Lessor’s obligations under the Lease through the date of this Agreement.

Miscellaneous.

•	Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota.

•	Effect of Agreement. Except as expressly amended by this Agreement, all terms and conditions of the Lease are and remain in fill force and effect, which each of the parties hereto hereby acknowledge, agree and confirm.

•	Counterparts. This Agreement may be executed in two or more counterparts, which, together or collectively, shall be deemed one and the same Agreement.

•	Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Lease.

     IN WITNESS WHEREOF, Lessor and Lessee have each caused this Agreement to be executed as of the date first above written.

In the presence of:	LESSOR:

AMB PROPERTY, L.P.,
a Delaware limited partnership

	By:	AMB Property Corporation a Delaware corporation

	Its:	General Partner

/s/ Elizabeth Panagaplas	By:	/s/ Cristos F. Kombouras

Name:
	Its:	VP, Regional Manager

Dated: January 31, 2005

In the presence of:	LESSEE:

MEDWAVE, INC.,
a Delaware limited partnership

Name: /s/ Brigitte O’Malley	By:	/s/ Timothy O’Malley

	Its:	President and CEO

Dated: January 26, 2005

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